Exhibit 7: Consolidated Balance Sheet

	Ch$ millions		US$ millions (1)
	YTD September 01	YTD September 02	YTD September 01	YTD September 02
ASSETS
Cash	4,658	5,026	6.7	6.7
Time deposits and marketable securities	1,529	539	2.2	0.7
Accounts receivable	69,548	44,797	100.1	59.8
Accounts receivable from related companies	702	754	1.0	1.0
Inventories	80,070	57,342	115.2	76.6
Recoverable taxes	7,276	1,748	10.5	2.3
Prepaid expenses and other current assets	12,171	19,439	17.5	26.0
Total current assets	175,955	129,645	253.2	173.2

Property, plant and equipment (net)	228,846	217,143	329.3	290.0

Investments	10,877	11,101	15.7	14.8
Goodwill (net)	35,551	35,278	51.2	47.1
Long-term receivables	1,854	2,886	2.7	3.9
Other	15,976	6,600	23.0	8.8
Total other assets	64,257	55,865	92.5	74.6

Total assets	469,058	402,653	674.9	537.8

LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term bank borrowings	109,594	84,766	157.7	113.2
Current portion of long-term bank and other debt	18,710	56,438	26.9	75.4
Current portion of bonds payable	2,590	4,750	3.7	6.3
Current portion of long-term liabilities	1,027	30	1.5	0.0
Dividends payable	297	274	0.4	0.4
Accounts payable	11,339	10,998	16.3	14.7
Notes payable	18,650	4,526	26.8	6.0
Other payables	1,588	1,535	2.3	2.1
Notes and accounts payable to related companies	159	608	0.2	0.8
Accrued expenses	7,413	6,614	10.7	8.8
Withholdings payable	1,675	1,508	2.4	2.0
Income taxes	-	0	-	-
Deferred income	-	0	-	-
Other current liabilities	815	354	1.2	0.5
Total current liabilities	173,857	172,402	250.1	230.3

Long-term bank and other debt	40,615	30,647	58.4	40.9
Bonds payable	67,420	64,150	97.0	85.7
Accrued expenses	4,513	9,250	6.5	12.4
Total long-term liabilities	112,549	104,048	161.9	139.0

Minority interest	18,185	13,617	26.2	18.2

Common stock (389,867,621000 shares authorized
and outstanding, without nominal (par value)	117,086	117,211	168.5	156.5
Share premium	5,829	5,825	8.4	7.8
Reserves	50,478	61,669	72.6	82.4
Retained earnings	(8,926)	(72,119)	(12.8)	(96.3)
Total shareholders' equity	164,467	112,587	236.6	150.4

Total liabilities and shareholders' equity	469,058	402,653	674.9	537.8

1 Exchange rate on September 2002 US$1.00 = 748.73
Exchange rate on September 2001 US$1.00 = 695.02

Última actualización 11/14/02
Por Marisol Fernández León